Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Phone: 770-419-3355
CryoLife D. Ashley Lee Executive Vice President, Chief Financial Officer and Chief Operating Officer Phone: 770-419-3355 phone	The Ruth Group Nick Laudico / Zack Kubow 646-536-7030 / 7020 nlaudico@theruthgroup.com zkubow@theruthgroup.com

CryoLife Exercises Right to Acquire PhotoFix™ Bovine Pericardium Patch from Genesee BioMedical

ATLANTA, GA…(April 14, 2016)…CryoLife, Inc. (NYSE: CRY), a leading medical device and tissue processing company focused on cardiac surgery,  announced today that it has exercised its right to acquire the PhotoFix™ bovine pericardium patch (“PhotoFix”) from Genesee BioMedical, Inc. for $2.3 million in cash. CryoLife acquired the distribution rights and purchase option for PhotoFix in August 2014.

J. Patrick Mackin, Chairman, President, and Chief Executive Officer of CryoLife, said, “PhotoFix is a highly differentiated product that complements our expanding portfolio of cardiac surgery products.  We achieved $1.4 million in PhotoFix sales in 2015 and have a significant  opportunity to continue driving adoption in the market, particularly with our expanded cardiac surgery sales force that doubled in number following the acquisition of On-X earlier this year. We believe PhotoFix’s photo-oxidation process is unique and provides clinical advantages that will support its sales growth and ultimately its adoption as a  leading biological patch in the $30 million market for cardiac surgery.”

Under the terms of the agreement, CryoLife has exercised its option to acquire all rights to the PhotoFix bovine pericardial patch for $2.3 million in cash.  This includes approximately $0.6 million that CryoLife previously provided to Genesee as an advance under the distribution agreement.  Genesee  has agreed to continue to supply PhotoFix to CryoLife until CryoLife establishes manufacturing capabilities at its headquarters in suburban Atlanta, GA. CryoLife anticipates it will be manufacturing PhotoFix by mid 2017.

About CryoLife

Headquartered in suburban Atlanta, Georgia, CryoLife is a leader in the manufacturing, processing, and distribution of implantable living tissues and medical devices used in cardiac surgical procedures.  CryoLife markets and sells products in more than 80 countries worldwide.  For additional information about CryoLife, visit our website, www.cryolife.com.

Statements made in this press release that look forward in time or that express management's beliefs, expectations, or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements reflect the views of management at the time such statements are made.  These statements include those regarding the highly differentiated nature of the PhotoFix product, the complementary nature of the PhotoFix product to CryoLife’s existing and potential portfolio of cardiac surgery products, the expanding nature of our cardiac surgery portfolio,  our significant opportunity to continue driving adoption of PhotoFix in the market, with or with out our expanded cardiac surgery sales force following our acquisition of On-X, and our belief that  PhotoFix’s photo-oxidation process is unique and has clinical advantages, and that both of these differentiators will support growth in sales and adoption as a leading biological patch  in the $30 million market for cardiac surgery.” These forward-looking statements are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations.  These risks and uncertainties include that the PhotoFix product ceases to be, highly differentiated, or clinically advantageous to competitor’ products or complementary to our existing or potential cardiac surgery product portfolio, that the significant opportunity to continuing driving sales and adoption of PhotoFix in the market as a leading biological patch, will not materialize or may diminish due to factors beyond our control, or that we may not realize the expected benefits from the exercise of our option to purchase the PhotoFix product line.  These risks and uncertainties include the risk factors detailed in our Securities and Exchange Commission filings, including our Form 10-K for the year ended December 31, 2015 and our subsequent filings with the SEC. CryoLife does not undertake to update its forward-looking statements.